Exhibit 99.1

661 East Davis Street
Post Office Box 703
Elba, Alabama 36323

PRESS RELEASE
FOR IMMEDIATE RELEASE
For Additional Information: Contact Brian McLeod - Chief Financial Officer @ (334) 897-2273.
The National Security Group, Inc. Releases Earnings

ELBA, ALABAMA (May 14, 2015)…The National Security Group, Inc. (NASDAQ:NSEC) results for the three months ended March 31, 2015 and 2014, based on accounting principles generally accepted in the United States of America, were reported today as follows:

Unaudited Consolidated Financial Summary	Three months ended March 31,
	2015	2014
Gross premiums written	$16,540,000	$16,170,000
Net premiums written	$15,034,000	$14,392,000

Net premiums earned	$14,706,000	$13,824,000
Net investment income	974,000	948,000
Net realized investment gains	142,000	88,000
Other income	158,000	154,000
Total Revenues	15,980,000	15,014,000
Policyholder benefits and settlement expenses	8,262,000	7,864,000
Amortization of deferred policy acquisition costs	899,000	898,000
Commissions	2,055,000	2,027,000
General and administrative expenses	2,006,000	2,026,000
Taxes, licenses and fees	655,000	530,000
Interest expense	317,000	386,000
Total Benefits, Losses and Expenses	14,194,000	13,731,000
Income Before Income Taxes	1,786,000	1,283,000
Income tax expense	478,000	284,000
Net Income	$1,308,000	$999,000
Income Per Common Share	$0.52	$0.40

Reconciliation of Net Income to non-GAAP Measurement
Net income	$1,308,000	$999,000
Income tax expense	478,000	284,000
Realized investment gains, net	142,000	88,000
Pretax Income From Insurance Operations	$1,928,000	$1,371,000

Management Commentary on Results of Operations

Premium Revenue:
For the quarter ended March 31, 2015, gross written premium was up 2.3% compared to the same period in 2014. Moderate premium revenue growth in our property and casualty segment is the contributor to the consolidated growth in premium revenue.

For the three months ended March 31, 2015, net premium written was up 4.5% compared to the three months ended March 31, 2014. Growth in property and casualty segment gross premiums written of 3.0%, coupled with a reduction in catastrophe reinsurance cost of 11.2% were the factors contributing to the increase in net premium written and earned.

Net Income:
For the three months ended March 31, 2015, the Company had net income of $1,308,000, $0.52 per share, compared to net income of $999,000, $0.40 per share, for the same period in 2014, an increase of $309,000. Results for the first quarter of 2015 were reflective of good results from insurance operations primarily driven by fewer reported claims from early spring cat events and a lower frequency of non-cat wind and hail losses. Reported claims from cat events were down $385,000 compared to the same period in 2014. In addition, claims reported from non-cat wind and hail losses in the first three months of 2015 were down $416,000 compared to the first three months of 2014.

Pretax income from insurance operations:
A primary non-GAAP financial measure used by management is pretax income from insurance operations. This measure consists of net income before income taxes adjusted for realized investment gains and losses. This measure provides a means of comparing the results of our core insurance operations without the impact of items that are more unpredictable and less consistent from year to year. A reconciliation of pretax income from insurance operations is presented in the table above.

For the three months ended March 31, 2015, pretax income from insurance operations was $1,928,000 compared to $1,371,000 for the three months ended March 31, 2014, an increase of $557,000. The primary factor contributing to the increase in pretax income from insurance operations was the 6.4% increase in net premiums earned in the first quarter of 2015 compared to the first quarter of 2014. A slight reduction in the loss ratio of policyholder benefits as a percent of premium earned also contributed to the improved results. Policyholder benefits were 56.2% of net earned premium revenue in the first quarter of 2015 compared to 56.9% for the same period in 2014. The reduction in incurred losses was primarily driven by reduced wind related property losses resulting from a calmer early spring storm season. Finally, a reduction in general and administrative expenses also contributed to the improved insurance operating results. For the first quarter of 2015, general and administrative expenses were 13.6% of net premiums earned compared to 14.7% for the same period in 2014. A continued focus by management to improve efficiency and implement cost saving measures to reduce general and administrative expenses was the primary reason for the decline.

Selected Balance Sheet Highlights	March 31, 2015	December 31, 2014
	(UNAUDITED)
Invested Assets	$111,795,000	$109,549,000
Cash	$7,108,000	$6,426,000
Total Assets	$147,016,000	$144,865,000
Policy Liabilities	$75,551,000	$74,115,000
Total Debt	$19,072,000	$19,572,000
Accumulated Other Comprehensive Income	$3,020,000	$2,772,000
Shareholders' Equity	$44,213,000	$42,757,000
Book Value Per Share	$17.63	$17.05

Management Commentary on Financial Position

Invested Assets:
Invested assets as of March 31, 2015 were $111,795,000 up $2,246,000, or 2.1%, compared to December 31, 2014. The increase in invested assets was primarily due to the investment of positive cash flow from insurance operations coupled with increases in market values of available for sale securities. The increase in market value of available for sale securities also contributed to the increase in accumulated other comprehensive income to $3,020,000 as of March 31, 2015, up $248,000 compared to December 31, 2014.

Cash:
The Company, primarily through its insurance subsidiaries, had $7,108,000 in cash and cash equivalents at March 31, 2015, compared to $6,426,000 at December 31, 2014. Property and casualty segment underwriting profitability for the quarter ended March 31, 2015, coupled with growth in property and casualty segment premium revenue, contributed to $2,933,000 in positive cash flow from operations for the quarter ended March 31, 2015. Similarly, property and casualty segment underwriting profitability help drive positive cash flow from operations the same period in 2014 totaling $2,498,000.

Total Assets:
Total assets as of March 31, 2015 were $147,016,000 compared to $144,865,000 at December 31, 2014. The increase in invested assets and cash during the first quarter of 2015 were the primary contributors to the increase in total assets.

Debt Outstanding:
Total debt at March 31, 2015 was $19,072,000 compared to $19,572,000 at December 31, 2014. Debt was reduced $500,000 during the first quarter in 2015. The primary reason for the decline was the reduction of balances in revolving lines of credit in the Holding Company.

Shareholders' Equity:
Shareholders' equity as of March 31, 2015 was $44,213,000 up $1,456,000 compared to December 31, 2014 Shareholders' equity of $42,757,000. Book value per share was $17.63 at March 31, 2015, compared to $17.05 per share at December 31, 2014, an increase of $0.58. The primary factors contributing to the increase in Shareholders' equity were net income of $1,308,000 and other comprehensive income of $248,000. The increase in other comprehensive income was primarily driven by increases in market values of available for sale investment securities.

The National Security Group, Inc. (NASDAQ Symbol: NSEC), through its property and casualty and life insurance subsidiaries, offers property, casualty, life, accident and health insurance in ten states. The Company writes primarily personal lines property coverage including dwelling fire and windstorm, homeowners and mobile homeowners lines of insurance. The Company also offers life, accident and health, supplemental hospital and cancer insurance products. The Company was founded in 1947 and is based in Elba, Alabama. Additional information about the Company, including additional details of recent financial results, can be found on our website: www.nationalsecuritygroup.com.